As filed with the Securities and Exchange Commission on December 30, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® SILVER TRUST

SPONSORED BY BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

New York	6189	13-7474456
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Barclays Global Investors International, Inc.

400 Howard Street, San Francisco, CA 94105

Attn: BGI’s Product Management Team,

Intermediary Investor and Exchange Traded Products Department

(415) 597-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Barclays Global Investors International, Inc.

400 Howard Street, San Francisco, CA 94105

Attn: BGI’s Product Management Team,

Intermediary Investor and Exchange Traded Products Department

(415) 597-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Yeres, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019	Ira Shapiro, Esq. Barclays Global Investors, N.A. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
iShares	173,450,000	$10.24	$1,776,128,000	$69,801.83

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on an average of the high and low price of the iShares on NYSE Arca of $10.24 on December 24, 2008.
(2)	Pursuant to Rule 457(p) under the Securities Act, the registration fee is offset against the filing fee associated with unsold securities registered by the registrant pursuant to Registration Statement No. 333-137621 filed on September 27, 2006 (the “Earlier Registration Statement”). A filing fee of $179,171.50 was paid in connection with the registration pursuant to the Earlier Registration Statement of 15,222,727 iShares (12,122,727 of which were not sold). Of the unused $142,684 filing fee paid in connection with the Earlier Registration Statement, $46,260.45 was applied by the registrant on July 12, 2007, in connection with the registration of 12,122,727 iShares pursuant to Registration Statement No. 333-144513, and $26,610 was applied by the registrant on March 19, 2008, in connection with the registration of 3,427,273 iShares pursuant to Registration Statement No. 333-149810. All share-amount references in this paragraph are to shares of the registrant before giving effect to the ten-for-one stock split that took place on July 23, 2008.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus which also relates to 27,000,000 unsold iShares registered under Registration Statement No. 333-149810 filed on March 19, 2008. A filing fee of $26,610 was paid in connection with the registration of such shares. Upon effectiveness, this Registration Statement will act as a post-effective amendment to such earlier Registration Statement.

200,450,000 iShares®

iShares Silver Trust

The iShares Silver Trust issues shares representing fractional undivided beneficial interests in its net assets. The assets of the trust consist primarily of silver held by the custodian on behalf of the trust. The objective of the trust is for the shares of the trust, called “iShares ®”, to reflect the price of silver owned by the trust less the trust’s expenses and liabilities. The iShares are listed and traded on NYSE Arca under the symbol “SLV”. Market prices for the iShares may be different from the net asset value per iShare. Barclays Global Investors International, Inc. is the sponsor of the trust, The Bank of New York is the trustee of the trust, and JPMorgan Chase Bank N.A., London branch, is the custodian of the trust. The trust is not an investment company registered under the Investment Company Act of 1940. The trust is not a commodity pool for purposes of the Commodity Exchange Act, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

Silver owned by the trust will be held by the custodian in England, and other locations that may be authorized in the future. The agreement between the trust and the custodian is governed by English law.

The trust intends to issue iShares on a continuous basis. The trust issues and redeems iShares only in blocks of 50,000 or integral multiples thereof. A block of 50,000 iShares is called a “Basket”. These transactions take place in exchange for silver. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee may purchase or redeem Baskets. iShares will be offered to the public from time to time at prices that will reflect the price of silver and the trading price of the iShares on NYSE Arca at the time of the offer.

On December 29, 2008, the iShares closed on NYSE Arca at $10.77 and the London Fix was $10.93 (London Fix is the price per ounce of silver set by three market making members of the London Bullion Market Association at approximately 12:00 noon, London time, on each working day).

Except when aggregated in Baskets, iShares are not redeemable securities.

Investing in the iShares involves significant risks. See “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The iShares are not interests in or obligations of the sponsor or the trustee. The iShares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

“iShares” is a registered trademark of Barclays Global Investors, N.A.

The date of this prospectus is December 30, 2008.

i

(continued)

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for silver and the iShares), the trust’s operations, the sponsor’s plans and references to the trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the trust’s operations or the value of the iShares. Moreover, neither the sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the trust nor the sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the sponsor’s expectations or predictions.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the trustee an order to create or redeem one or more Baskets (1) is a registered broker-dealer, (2) is a DTC Participant or an Indirect Participant, and (3) has in effect a valid Authorized Participant Agreement.

“Authorized Participant Agreement” — An agreement entered into by each Authorized Participant, the sponsor and the trustee which provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 iShares or such number of iShares as the trustee, in consultation with the sponsor, may from time to time determine.

“Basket Silver Amount” — The amount of silver (measured in ounces), determined on each Business Day by the trustee, which Authorized Participants must transfer to the trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

“Business Day” — Any day other than (i) a Saturday or a Sunday, or (ii) a day on which NYSE Arca is closed for regular trading.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on silver futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

“Commodity Exchange Act” — The United States Commodity Exchange Act of 1936, as amended.

“Custodian” — JPMorgan Chase Bank N.A., a national banking association, acting through its London branch.

“Custodian Agreement” — The agreement, governed by English law, between the trustee and the custodian regarding the custody of the trust’s silver.

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant” — An entity which, pursuant to DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“FINRA” — Financial Industry Regulatory Authority.

“FSA” — The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act.

“FSM Act” — The United Kingdom Financial Services and Markets Act 2000.

“Indirect Participant” — An entity which has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“IRA” — Individual retirement account.

“IRS” — Internal Revenue Service.

“iShares” — Units of fractional undivided beneficial interest in the net assets of the trust which are issued by the trust.

“LBMA” — The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

“London Fix” means the price for an ounce of silver set by three market making members of the LBMA at approximately 12:00 noon, London time, on each working day.

“London Good Delivery Bar” — A bar of silver meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of silver bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“NASD” — National Association of Securities Dealers.

“NAV” — Net asset value per iShare. See “Business of the Trust — Valuation of Silver; Computation of Net Asset Value” for a description of how the net asset value of the trust and the NAV are calculated.

“Non-U.S. Shareholder” — A shareholder that is not a U.S. Shareholder.

“NYSE Arca” — The NYSE Arca Marketplace operated by NYSE Arca Equities Inc.

“OTC” — The global Over-the-Counter market for the trading of silver which consists of transactions in spot, forwards, and options and other derivatives.

“Ounce” — A troy ounce, equal to 1.0971428 ounces avoirdupois, with a minimum fineness of 0.999. “Avoirdupois” is the system of weights used in the U.S. and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

“Plans” — Employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or Section 4975 of the Code.

“SEC” — The Securities and Exchange Commission.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the iShares.

“Sponsor” — Barclays Global Investors International, Inc., an indirect subsidiary of Barclays Bank PLC.

“TOCOM” — The Tokyo Commodity Exchange.

“Trust” — The iShares Silver Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The Depositary Trust Agreement dated April 21, 2006 among the sponsor, The Bank of New York, the registered and beneficial owners from time to time of iShares and all persons that deposit silver for creation of iShares under which the trust has been formed.

“Trustee” — The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers.

“Unallocated” — Silver is said to be held in unallocated form at a custodian when the person in whose name silver is so held is entitled to receive delivery of silver in the amount standing to the credit of that person’s account, but that person has no ownership interest in any particular silver that the custodian maintaining the account owns or holds. In contrast, silver is held in “allocated” form when specific bars of silver held by the custodian are identified as the property of the person holding the “allocated” account.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

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PROSPECTUS SUMMARY

Although the sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 7, before making an investment decision about the iShares.

Trust Structure, the Sponsor, the Trustee and the Custodian

The trust was formed on April 21, 2006 when the sponsor and The Bank of New York signed the Depositary Trust Agreement (“Trust Agreement”) and an initial deposit of silver was made in exchange for the issuance of three Baskets. The purpose of the trust is to own silver transferred to the trust in exchange for shares issued by the trust (“iShares”). Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of silver held by the custodian on behalf of the trust. However, there may be situations where the trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the trust unexpectedly receives cash or other assets, no new iShares will be issued until after the record date for the distribution of such cash or other property has passed.

The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of silver corresponding to their redemption value. Individual iShares will not be redeemed by the trust, but will be listed and traded on NYSE Arca under the symbol “SLV”. The objective of the trust is for the value of the iShares to reflect, at any given time, the price of silver owned by the trust at that time, less the trust’s expenses and liabilities. The material terms of the trust are discussed in greater detail under the section “Description of the iShares and the Trust Agreement”. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

The trust’s sponsor is Barclays Global Investors International, Inc., a Delaware corporation and a subsidiary of Barclays Bank PLC. The iShares are not obligations of, and are not guaranteed by, Barclays Global Investors International, Inc. or any of its subsidiaries or affiliates.

The sponsor has arranged for the creation of the trust, the registration of the iShares for their public offering in the United States and the listing of the iShares on NYSE Arca. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodian’s fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the iShares, including the applicable SEC registration fees.

The sponsor does not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The trustee is The Bank of New York and the custodian is JPMorgan Chase Bank N.A., London branch. The agreement between the trust and the custodian is governed by English law.

The trustee is responsible for the day-to-day administration of the trust. The responsibilities of the trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of silver transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s silver as needed to cover the trust’s expenses. For a more detailed description of the role and responsibilities of the trustee see “Description of the iShares and the Trust Agreement” and “The Trustee.”

The custodian is responsible for safekeeping the silver owned by the trust. The custodian is appointed by the trustee and is responsible for any loss of silver to the trustee only. The general role and responsibilities of the custodian are further described in “The Custodian.” Because the holders of iShares are not parties to the custodian agreement, their claims against the custodian may be limited. In addition, because the custodian agreement is governed by English law, any rights which the holders of the iShares may have against the custodian will be different from, and may be more limited than, those that could have been available to them under the laws of a different jurisdiction. The choice of English law to govern the custodian agreement, however, is not expected to affect any rights that the holders of the iShares may have against the trust or the trustee. The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total amount of the trust’s silver held by the custodian exceeds 264,550,265 troy ounces. If this limit is exceeded, it is anticipated that the trustee, with the consent of the sponsor, will retain an additional custodian. If an additional custodian becomes necessary, the trustee will seek to hire the additional custodian under terms and conditions substantially similar to those in the agreement with JPMorgan Chase Bank N.A., London branch. However, because the agreement with the additional custodian will only be negotiated when the need for the additional custodian arises, it may not be possible for the trustee to locate at that time an additional custodian that agrees to exactly the same terms of the agreement with JPMorgan Chase Bank N.A., London branch. As a result, the new agreement may differ from the current one with JPMorgan Chase Bank N.A., London branch, with respect to issues like duration, fees, maximum amount of silver that the additional custodian will hold on behalf of the trust, scope of the additional custodian’s liability and the additional custodian’s standard of care.

Trust Objective

The objective of the trust is for the value of the iShares to reflect, at any given time, the price of silver owned by the trust at that time, less the trust’s expenses and liabilities. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of silver. The trust receives silver deposited with it in exchange for the creation of Baskets of iShares, sells silver as necessary to cover the trust expenses and other liabilities and delivers silver in exchange for Baskets of iShares surrendered to it for redemption.

The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver. Although the iShares are not the exact equivalent of an investment in silver, they provide investors with an alternative that allows a level of participation in the silver market through the securities market. An investment in iShares is:

Backed by silver held by the custodian on behalf of the trust.

The iShares are backed by silver, identified on the custodian’s books in allocated and unallocated accounts on behalf of the trust and held by the custodian in England and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell iShares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical silver. iShares are eligible for margin accounts.

Listed.

The iShares are listed and traded on NYSE Arca under the symbol “SLV”.

Relatively cost efficient.

Because the expenses involved in an investment in physical silver are dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in silver for investors not otherwise in a position to participate directly in the market for physical silver. See “Business of the Trust—Trust Objective”.

Principal Offices

The sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105. The trustee has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The custodian’s registered office is 125 London Wall, London, EC2Y 5AJ, England.

THE OFFERING

Offering	The iShares represent units of fractional undivided beneficial interest in the net assets of the trust.

Use of proceeds	Proceeds received by the trust from the issuance and sale of Baskets consist of silver deposits. Such deposits are held by the custodian on behalf of the trust until (i) delivered to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the sponsor and trust expenses or liabilities not assumed by the sponsor.

NYSE Arca symbol	SLV

CUSIP	46428Q109

Creation and redemption	The trust issues and redeems Baskets of iShares on a continuous basis (a Basket equals 50,000 iShares). Baskets of iShares are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading. No iShares are issued unless the custodian has allocated to the trust’s account (except for an unallocated amount of silver not in excess of 1100 ounces), the corresponding amount of silver. On the day of creation of the trust, a Basket required delivery of 500,000 ounces of silver. The amount of silver necessary for the creation of a Basket, or to be received upon redemption of a Basket, decreases continuously over the life of the trust, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets. See “Description of the iShares and the Trust Agreement” for more details.

Net Asset Value	The net asset value of the trust is obtained by subtracting the trust’s expenses and liabilities on any day from the value of the silver owned by the trust on that day; the net asset value per iShare, or NAV, is obtained by dividing the net asset value of the trust on a given day by the number of iShares outstanding on that date. On each day on which NYSE Arca is open for regular trading, the trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time). The trustee values the trust’s silver on the basis of that day’s announced London Fix. If there is no London Fix on that day, the trustee is authorized to use the most recently announced London Fix unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation. See “Business of the Trust—Valuation of Silver; Computation of Net Asset Value.”

Trust expenses	The trust’s only ordinary recurring expense is expected to be the remuneration due to the sponsor (the “sponsor’s fee”). In exchange for the sponsor’s fee, the sponsor has agreed to assume the following administrative and marketing expenses of the trust: the trustee’s fee, the custodian’s fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the iShares, including the applicable SEC registration fees.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to 0.50% of the adjusted net asset value of the trust. The trustee will from time to time sell silver in such quantity as may be necessary to permit payment of the sponsor’s fee and of trust expenses and liabilities not assumed by the sponsor. The trustee is authorized to sell silver at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than silver. Accordingly, the amount of silver to be sold may vary from time to time depending on the level of the trust’s expenses and liabilities and the market price of silver. See “Business of the Trust—Trust Expenses” and “Description of the iShares and the Trust Agreement—Trust Expenses and Silver Sales.”

Tax Considerations	Owners of iShares are treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the trust. They are also viewed as if they directly received a corresponding share of any income of the trust, or as if they had incurred a corresponding share of the expenses of the trust. Consequently, each sale of silver by the trust constitutes a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of iShares do not have any voting rights. See “Description of the iShares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions	The trustee may suspend the delivery or registration of transfers of iShares, or may refuse a particular deposit or transfer at any time, if the trustee or the sponsor think it advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted, or the exchange is closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of silver is not reasonably practicable. See “Description of the iShares and the Trust Agreement—Requirements for Trustee Actions.”

Limitation on Liability

The sponsor and the trustee:

•      are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•      are not liable for the exercise of discretion permitted under the Trust Agreement; and

•      have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the iShares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events	The trustee will terminate the Trust Agreement if:

• the trustee is notified that the iShares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

• holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

•      60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•      the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•      the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million for five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•      the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•      the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

If not terminated earlier by the trustee, the trust will terminate in 2046, on the fortieth anniversary of its creation. See “Description of the iShares and the Trust Agreement—Amendment and Termination.” After termination of the trust, the trustee will deliver trust property upon surrender and cancellation of iShares and, ninety days after termination, may sell any remaining trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrounded their iShares for cancellation. See “Description of the iShares and the Trust Agreement—Amendment and Termination.”

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the trustee (the Authorized Participant Agreement) and be in a position to transfer silver to, and take delivery of silver from, the custodian through one or more silver accounts. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of silver in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the trustee or the sponsor.

Clearance and settlement	The iShares are issued in book-entry form only. Transactions in iShares clear through the facilities of DTC. Investors may hold their iShares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of the close of business on November 28, 2008, the net asset value of the trust was $2,174,830,677 and the NAV was $9.99.

RISK FACTORS

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Because the iShares are created to reflect the price of the silver held by the trust, the market price of the iShares will be as unpredictable as the price of silver has historically been. This creates the potential for losses, regardless of whether you hold iShares for a short-, mid- or long-term.

iShares are created to reflect, at any given time, the market price of silver owned by the trust at that time less the trust’s expenses and liabilities. Because the value of iShares depends on the price of silver, it is subject to fluctuations similar to those affecting silver prices. The price of silver has fluctuated widely over the past several years. If silver markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the iShares will change widely and in an unpredictable manner. This exposes your investment in iShares to potential losses if you need to sell your iShares at a time when the price of silver is lower than it was when you made your investment in iShares. Even if you are able to hold iShares for the mid- or long-term you may never realize a profit, because silver markets have historically experienced extended periods of flat or declining prices.

Following an investment in iShares, several factors may have the effect of causing a decline in the prices of silver and a corresponding decline in the price of iShares. Among them:

•

A change in economic conditions, such as a recession, can adversely affect the price of silver. Silver is used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the iShares.

•

A significant change in the attitude of speculators and investors towards silver. Should the speculative community take a negative view towards silver, a decline in world silver prices could occur, negatively impacting the price of the iShares.

•

A significant increase in silver price hedging activity by silver producers. Traditionally, silver producers have not hedged to the same extent as other producers of precious metals (gold, for example) do. Should there be an increase in the level of hedge activity of silver producing companies, it could cause a decline in world silver prices, adversely affecting the price of the iShares.

Conversely, several factors may trigger a temporary increase in the price of silver prior to your investment in the iShares. If that is the case, you will be buying iShares at prices affected by the temporarily high prices of silver, and you may incur losses when the causes for the temporary increase disappear. Paradoxically, one of the causes for a temporary increase of this type would be a very enthusiastic reception of the iShares by the market. If a rush to acquire iShares results in large purchases of silver to be deposited in the trust, the price of silver may see an increase that will subside after the initial rush comes to an end.

The amount of silver represented by the iShares will decrease over the life of the trust due to the sales necessary to pay the sponsor’s fee and trust expenses. Without increases in the price of silver sufficient to compensate for that decrease, the price of the iShares will also decline and you will lose money on your investment in iShares.

Although the sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the trust, not all trust expenses have been assumed by the sponsor. For example, any taxes and other governmental charges that may be imposed on the trust’s property will be not be paid by the sponsor. As part of its agreement to assume some of the trust’s ordinary administrative expenses, the sponsor has agreed to pay legal fees and expenses of the trust not in excess of $100,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the trust.

Because the trust does not have any income, it needs to sell silver to cover the sponsor’s fee and expenses not assumed by the sponsor. The trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the sponsor. The only source of funds to cover those liabilities will be sales of silver held by the trust. Even if there are no expenses other than those assumed by the sponsor, and there are no other liabilities of the trust, the trustee will still need to sell silver to pay the sponsor’s daily fee. The result of these sales is a decrease in the amount of silver represented by each iShare. New deposits of silver, received in exchange for new iShares issued by the trust, do not reverse this trend.

A decrease in the amount of silver represented by each iShare results in a decrease in its price even if the price of silver has not changed. To retain the iShare’s original price, the price of silver has to increase. Without that increase, the lower amount of silver represented by the iShare will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lower amount of silver represented by each iShare, you will sustain losses on your investment in iShares.

An increase in the trust expenses not assumed by the sponsor, or the existence of unexpected liabilities affecting the trust, will force the trustee to sell larger amounts of silver, and will result in a more rapid decrease of the amount of silver represented by each iShare and a corresponding decrease in its value.

The trust is a passive investment vehicle. This means that the value of your iShares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

The trustee does not actively manage the silver held by the trust. This means that the trustee does not sell silver at times when its price is high, or acquire silver at low prices in the expectation of future price increases. It also means that the trustee does not make use of any of the hedging techniques available to professional silver investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the trust will adversely affect the value of your iShares.

The price received upon the sale of iShares may be less that the value of the silver represented by them.

The result obtained by subtracting the trust’s expenses and liabilities on any day from the price of the silver owned by the trust on that day is the net asset value of the trust which, when divided by the number of iShares outstanding on that date, results in the net asset value per iShare, or NAV.

iShares may trade at, above or below their NAV. The NAV of iShares will fluctuate with changes in the market value of the trust’s assets. The trading prices of iShares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per iShare may be influenced by non-concurrent trading hours between the major silver markets and NYSE Arca. While the iShares will trade on NYSE Arca until 4:00 P.M. New York time, liquidity in the market for silver will be reduced after the close of the major world silver markets, including London, Zurich and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on iShares, may widen.

The liquidation of the trust may occur at a time when the disposition of the trust’s silver will result in losses to investors in iShares.

The trust will have limited duration. If certain events occur, at any time, the trustee will have to terminate the trust. Otherwise, the trust will terminate automatically after forty years. See “Description of the iShares and the Trust Agreement—Amendment and Termination” for more information about the termination of the trust, including when events outside the control of the sponsor, the trustee or the Shareholders may prompt the trust’s termination.

Upon termination of the trust, the trustee will sell silver in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the trust. The remaining silver will be distributed among investors surrendering iShares. Any silver remaining in the possession of the trustee after 90 days may be sold by the trustee and the proceeds of the sale will be held by the trustee until claimed by any remaining holders of iShares. Sales of silver in connection with the liquidation of the trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in iShares.

There may be situations where an Authorized Participant is unable to redeem a Basket of shares. To the extent the value of silver decreases, these delays may result in a decrease in the value of the silver the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.

Although iShares surrendered by Authorized Participants in Basket-size aggregations are redeemable in exchange for the underlying amount of silver, redemptions may be suspended during any period while regular trading on NYSE Arca is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate silver. If any of these events occurs at a time when an Authorized Participant intends to redeem iShares, and the price of silver decreases before such Authorized Participant is able again to surrender for redemption Baskets of iShares, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the silver received from the trust upon the redemption of its iShares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in iShares during periods of suspension, decreasing the number of potential buyers of iShares in the secondary market and, therefore, the price a shareholder may receive upon sale.

The liquidity of the iShares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one of more Authorized Participants which have substantial interests in iShares withdraw from participation, the liquidity of the iShares will likely decrease which could adversely affect the market price of the iShares and result in your incurring a loss on your investment.

Authorized Participants with large holdings may choose to terminate the trust.

Holders of 75% of the iShares have the power to terminate the trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in silver through the vehicle of the trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the trust.

The lack of an active trading market for the iShares may result in losses on your investment at the time of disposition of your iShares.

Although iShares are listed for trading on NYSE Arca, you should not assume that an active trading market for the iShares will develop or be maintained. If you need to sell your iShares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your iShares (assuming you are able to sell them).

If the process of creation and redemption of Baskets of iShares encounters any unanticipated difficulties or is materially restricted due to any illiquidity in the market for physical silver, the possibility for arbitrage transactions by Authorized Participants, intended to keep the price of the iShares closely linked to the price of silver, may not exist and, as a result, the price of the iShares may fall or otherwise diverge from NAV.

If the processes of creation and redemption of iShares (which depend on timely transfers of silver to and by the custodian) encounter any unanticipated difficulties, potential market participants, such as the Authorized

Participants and their customers, who would otherwise be willing to purchase or redeem Baskets of iShares to take advantage of any arbitrage opportunity arising from discrepancies between the price of the iShares and the price of the underlying silver may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the iShares may decline and the price of the iShares may fluctuate independently of the price of silver and may fall. Furthermore, in the event that the London market for physical silver should become relatively illiquid and thereby materially restrict opportunities for arbitraging by delivering silver in return for Baskets of iShares, the iShares price may diverge from the value of physical silver and may fall.

As an owner of iShares, you will not have the rights normally associated with ownership of other types of shares.

iShares are not entitled to the same rights as shares issued by a corporation. By acquiring iShares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your iShares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the iShares and the Trust Agreement”.

As an owner of iShares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, or the protections afforded by the Commodity Exchange Act of 1936.

The trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of iShares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the trust.

The trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (CEA), as administered by the Commodity Futures Trading Commission (CFTC). Furthermore, the trust is not a commodity pool for purposes of the CEA, and its sponsor is not subject to regulation by the CFTC as a commodity pool operator, or a commodity trading advisor. Consequently, the owner of iShares does not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools. Consequently, the trustee is not subject to registration as a commodity pool operator and the owners of iShares do not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator.

The value of the iShares will be adversely affected if silver owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss.

The custodian is responsible to the trust for loss or damage to the trust’s silver only under limited circumstances. The agreement with the custodian contemplates that the custodian will be responsible to the trust only if it acts with negligence, fraud or in willful default of its obligations under the custodian agreement. In addition, the custodian has agreed to indemnify the trust for any loss or liability directly resulting from a breach of the custodian’s representations and warranties in the custodian agreement, a failure of the custodian to act in accordance with the trustee’s instructions or any physical loss, destruction or damage to the silver held for the trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian for which the custodian will not be responsible to the trust. The custodian has no obligation to replace any silver lost under circumstances for which the custodian is liable to the trust. The custodian’s liability to the trust, if any, will be limited to the value of any silver lost, or the amount of any balance held on an unallocated basis, at the time of the custodian’s negligence, fraud or willful default, or at the time of the act or omission giving rise to the claim for indemnification.

In addition, because the custodian agreement is governed by English law, any rights which the holders of the iShares may have against the custodian will be different from, and may be more limited than, those that could have been available to them under the laws of a different jurisdiction. The choice of English law to govern the custodian agreement, however, is not expected to affect any rights that the holders of the iShares may have against the trust or the trustee.

Any loss of silver owned by the trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the iShares are traded on NYSE Arca.

Silver transferred to the trust in connection with the creation of Baskets of iShares may not be of the quality required under the Trust Agreement. The trust will sustain a loss if the trustee issues iShares in exchange for silver of inferior quality and that loss will adversely affect the value of all existing iShares.

The procedures agreed to with the custodian contemplate that the custodian must undertake certain tasks in connection with the inspection of silver delivered by Authorized Participants in exchange for Baskets of iShares. The custodian’s inspection includes review of the corresponding bar list to ensure that it accurately describes the weight, fineness, refiner marks and bar numbers appearing on the silver bars, but does not include any chemical or other tests designed to verify that the silver received does, in fact, meet the purity requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of silver that fails to meet these purity standards. Each person that deposits silver in the trust is liable to the trust if that silver does not meet the requirements of the Trust Agreement. The custodian will not be responsible or liable to the trust or to any investor in the event any silver otherwise properly inspected by it does not meet the purity requirements contained in the Trust Agreement. To the extent that Baskets of iShares are issued in exchange for silver of inferior quality and the trust is not able to recover damages from the person that deposited that silver, the total value of the assets of the trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the iShares trade on NYSE Arca will also be adversely affected.

The value of the iShares will be adversely affected if the trust is required to indemnify the sponsor or the custodian as contemplated in the Trust Agreement and the custodian agreement.

Under the Trust Agreement, the sponsor has a right to be indemnified from the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. Similarly, under the custodian agreement the custodian has a right to be indemnified from the trust for any liability or expense it incurs without negligence, willful default or fraud on its part. This means that it may be necessary to sell assets of the trust in order to cover losses or liability suffered by the sponsor or the custodian. Any sale of that kind would reduce the net asset value of the trust and the value of the iShares.

USE OF PROCEEDS

Proceeds received by the trust from the issuance and sale of Baskets consist of silver deposits. Such deposits are held by the custodian on behalf of the trust until (i) delivered to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the sponsor and trust expenses and liabilities not assumed by the sponsor. See “Business of the Trust—Trust Expenses”.

THE SILVER INDUSTRY

Introduction

This section provides a brief introduction to the silver industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the limited role of the “official” sector (i.e., central banks) in the market.

Market Participants

The participants in the world silver industry may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector and the manufacturing sector. A brief description of each follows.

Mining and Producer Sector

This group includes mining companies that specialize in silver and silver production; mining companies that produce silver as a by-product of other production (such as lead, zinc, copper or gold mine production); scrap merchants and recyclers.

Banking Sector

Bullion banks provide a variety of services to the silver market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical silver purchases and sales, hedging and risk management, inventory management for industrial users and consumers and silver leasing.

The Official Sector

Unlike gold, there are no official statistics published by the International Monetary Fund, Bank of International Settlements, or national banks on silver holdings by national governments. The main reason for this is that silver is generally not recognized as a reserve asset. Consequently, there are very limited silver stocks held by governments. According to GFMS Limited in World Silver Survey 2008, at the end of 2007, government held silver bullion stocks total 95.7 Moz.

The Investment Sector

This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of silver. Industrial applications comprise the largest use of silver. The jewelry and silverware sector is the second largest, followed by the photographic industry (although the latter has been declining over the past several years as a result of the spread of digital photography).

World Silver Supply and Demand (1998 – 2007)

The following table sets forth a summary of the world silver supply and demand from 1998 to 2007:

World Silver Supply and Demand

(million ounces)

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Supply
Mine Production	542.2	556.9	591.0	606.2	593.6	600.6	621.1	643.8	647.4	670.6
Net Government Sales	33.5	97.2	60.3	62.6	60.3	88.4	60.2	67.5	78.2	42.3
Old Silver Scrap	193.9	181.6	180.7	182.7	187.5	184.0	183.7	186.0	188.0	181.6
Producer Hedging	6.5	0.0	0.0	18.9	0.0	0.0	9.6	27.6	0.0	0.0
Implied Net Disinvestment	48.2	44.8	87.2	0.0	10.8	0.0	0.0	0.0	0.0	0.0

Total Supply	824.3	880.4	919.1	870.4	852.2	872.9	874.6	925.0	913.7	894.5

Demand
Fabrication
Industrial Applications	316.3	339.0	374.3	335.2	339.2	349.8	367.3	405.3	424.8	455.3
Photography	225.4	227.9	218.3	213.1	204.3	192.9	178.8	160.3	144.0	128.3
Jewelry & Silverware	254.8	268.4	267.0	280.4	252.4	263.1	242.2	241.6	227.5	222.2
Coins & Medals	27.8	29.1	32.1	30.5	31.6	35.7	42.4	40.0	39.8	37.8

Total Fabrication	824.3	864.4	891.7	859.2	827.4	841.5	830.7	847.4	836.0	843.7
Net Government Purchases	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Producer De-Hedging	0.0	16.0	27.4	0.0	24.8	20.9	0.0	0.0	6.8	25.0
Implied Net Investment	0.0	0.0	0.0	11.2	0.0	10.5	44.0	77.6	70.8	25.8

Total Demand	824.3	880.4	919.1	870.4	852.2	872.9	874.6	925.0	913.7	894.5

Silver Price (London US$/oz)	5.544	5.220	4.951	4.370	4.599	4.879	6.658	7.312	11.549	13.384

Source: World Silver Survey 2008, the Silver Institute and GFMS Limited

The following are some of the main historic characteristics of the silver market illustrated by the table:

•

Silver supply over the period shown, including mine production, net government sales, old silver scrap, producer hedging and implied net disinvestment averaged 882.7 million ounces (Moz) per year. Mine production averages 69 percent of total silver supply between 1998-2007.

•	During the period shown, old silver scrap was the second largest contributor to supply, averaging approximately 185.0 Moz per year, which averages 21 percent over the 10 year period 1998-2007.

•	In 2007, producer de-hedging rose by 18.2 Moz.

•	Net government sales were 42.3 Moz in 2007, and of total supply, accounted for 5 percent last year.

•

The biggest source of demand for silver is in industrial applications. For the sixth consecutive year, industrial applications grew to reach a record 455.3 Moz in 2007. Silver is among the best electrical and thermal conductor of all metals and is therefore used in many electrical applications, particularly in conductors, switches, contacts, and fuses. Silver is also used in the manufacture of batteries, featuring silver alloys as the cathode. Silver, a well-known bactericide, is used in a number of applications, including water purification systems, air-handling systems, and in a wide-range of textile and plastic consumer products. Silver is also used to join metals through brazing and soldering. In the last ten years, industrial applications averaged 370.7 Moz per year.

•	Silver is also used in the manufacture of jewelry and silverware. This application for silver consumed an average of 252.0 Moz per year over the period shown.

•

Silver’s role in photography has been a regular component of silver demand, although photographic use has decreased each year since 1999. Silver use in photography averaged 189.3 Moz per year over the period shown.

•

Silver is also used in the fabrication of coins and medals. Silver was once widely used in coinage, and many nations were on a silver standard until the 19th century. Today silver is in limited use for circulating coinage, and is used in bullion coins issued by national governments for use by investors wishing to own physical silver in small quantities and in commemorative coins. Silver’s use in coinage has averaged over 34.7 Moz per year from 1998-2007.

Historical Charts of the Price of Silver

The price of silver is volatile and fluctuations are expected to have a direct impact on the value of the iShares. However, movements in the price of silver in the past are not a reliable indicator of future movements. Movements may be influenced by various factors, including supply and demand, geo-political uncertainties, economic concerns such as inflation, and real or speculative investor interest.

The following chart illustrates the changes in the London Fix silver prices from January 1975 through November 2008:

This section of the prospectus identifies movements of the silver price since January 1975. For the purposes of this discussion, “silver prices” refers to the London Fix daily closing prices for silver.

Silver prices over the period from January 1975 through November 2008, averaged $7.09 (in U.S. dollars) per ounce. The highest silver price during this period was reached in January 1980 at $49.45, and the low was marked in February 1991 at $3.55. The highest annual average during this period was recorded in 1980 at $20.98, and the lowest annual average was seen in 1992 at $3.95.

During 1979, silver prices rose from $6.08 on January 1, 1979 to $32.20 on December 31, 1979. High levels of investment demand helped lead to high silver prices and high volatility through 1980 with silver prices reaching a historical high of $49.45 in January 1980. After five successive years of strong prices, silver began a general trend downward in 1985 for the next 7 years. The decline in the price of silver was related to several factors, including profit taking by investors and speculators, reduced inflation expectations and some constriction in industrial usage.

During the 1990s the fundamentals for silver prices improved, with mine production rising only 4% from 1990 to 1999, while total fabrication demand increased by 22% during the same period. Substantial flows of silver bullion from above-ground stocks in China in 1999 impacted the silver price that year and into the early 2000s.

The following chart illustrates the changes in the London Fix silver prices from January 2001 through November 2008:

Since 2002, the price of silver increased due to a number of factors. Among such factors are the decline in the U.S. dollar against other currencies, the poor performance of U.S. and other major equities markets, a surge in investment demand in commodities as an asset class generally, strength in fabrication demand, and the low level of forward selling by mining companies. In 2006, the silver price experienced a 58 percent increase over the average 2005 price of $7.31 per ounce. The average price in 2006 was $11.55 per ounce. While prices gyrated around the $14 level (as high as $16 and as low as $11) throughout much of 2007, the first eleven months of 2008 saw price movements from around $15 per ounce at the beginning of January 2008 to a high of $20.92 in mid-March, before settling around $10 at the end of November. Since the high in March, silver prices were relatively centered in the $17 range through the end of July, and proceeded to collapse to the $10 level in mid-October over the course of those few months. This pattern was similar to the one seen in other commodities, such as crude oil. Among other factors, this fall reflects the slowing global growth which would reduce the industrial demand for silver as well as the stronger US Dollar making precious metals generally a less attractive store of value.

As indicated above, present prices and trends are no indication of future prices. There is no assurance that the present upward trend will continue or that silver prices are not about to enter a period of decline. See “Risk Factors—Because the iShares are created to reflect the price of the silver held by the trust, the market prices for the iShares will be as unpredictable as the price of silver has historically been.”

OPERATION OF THE SILVER MARKET

The global trade in silver consists of Over-the-Counter (OTC) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Over-the-Counter Market

The OTC silver market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global, nearly 24-hour per day market, its main centers are London (the biggest venue), New York and Zurich.

According to the London Bullion Market Association, members of the London Bullion Market Association (LBMA), the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market, act as OTC market makers and it is believed that most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC silver trading industry standards. Members of the London bullion market typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction. This is known as an OTC market, as opposed to an exchange-traded environment.

Unlike a futures exchange, where trading is based around standard contract units, settlement dates and delivery specifications, the OTC market allows flexibility. It also provides confidentiality, as transactions are conducted solely between the two principals involved.

London Good Delivery Bar

According to the London Bullion Market Association, the LBMA’s “London Good Delivery List”, identifies approved refiners of silver. In the OTC market, silver that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are “London Good Delivery Bars.” A London Good Delivery must contain between 750 ounces and 1100 ounces of silver with a minimum fineness (or purity) of 999.0 parts per 1000. A London Good Delivery Bar must also bear the stamp of one of the refiners who are on the LBMA-approved list. A London Good Delivery Bar that is acceptable for settlement of any OTC transaction is acceptable for delivery to the trust in connection with the issuance of Baskets of iShares.

Settlement and Delivery

The basis for settlement of a sale of silver in the LBMA market is delivery of a standard London Good Delivery bar at the London vault nominated by the dealer who made the sale, by credit to an allocated account, or through a LBMA clearing member to the unallocated account of any third party, according to the LBMA.

Allocated Accounts

According to the LBMA, these accounts are opened when a customer requires metal to be physically segregated and needs a detailed list of weights and assays. The customer has full title to the metal in the account, with the dealer holding it on the client’s behalf as a custodian. Customers’ holdings are identified in a weight list of bars showing the unique bar number, gross weight, the assay or fineness of each bar and its fine weight. Credits or debits to the holding will be effected by physical movements of bars to or from the customer’s physical holding.

Unallocated Accounts

An unallocated account does not have specific bars set aside and the customer only has a general entitlement to the metal. It is the most convenient, cheapest and most commonly used method of holding metal. Transactions may be settled by credits or debits to the account while the balance represents the indebtedness between the two parties. Credit balances on the account do not entitle the creditor to specific silver bars, but are backed by the general stock of the bullion dealer with whom the account is held. The client is an unsecured creditor. Should the client wish to receive actual metal, this is done by ‘allocating’ specific bars or equivalent bullion product, the fine silver content of which is then debited from the allocated account, according to the LBMA.

London Market Regulation

Responsibility for the regulation of the major participants in the London bullion market lies with the Financial Services Authority (FSA) under the Financial Services and Markets Act 2000. Under this Act, all UK-based banks, together with other investment firms, are subject to a range of requirements including capital adequacy, liquidity and systems and controls.

Conduct of business in the London bullion market falls under two jurisdictions dictated by the type of business. The FSA is responsible for “investment business” as defined under the Act. For the bullion market, this covers derivatives. The requirements upon firms in their dealings with market professionals are set out in the FSA’s Inter-Professional Chapter, the IPC.

For spot, forwards and deposits in silver, which are not covered by the Act, guidelines for the conduct of business are set out in The London Code of Conduct for Non-Investment Products, the NIPs code. Market practitioners representing the foreign exchange, money and bullion markets in conjunction with the Bank of England have drawn up this code. It sets out the standards of conduct and professionalism expected between market practitioners with each other and with their clients, according to the London Bullion Market Association.

Futures Exchanges

The most significant silver futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (TOCOM).

Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, this contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, silver futures trade almost 24 hours a day, five business days a week.

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to insure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to insure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to insure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement.

Not a Regulated Commodity Pool

The trust does not trade in silver futures contracts on COMEX or on any other futures exchange. The trust takes delivery of physical silver that complies with the LBMA silver delivery rules. Because the trust does not trade in silver futures contracts on any futures exchange, the trust is not regulated by the CFTC under the Commodity Exchange Act as a “commodity pool,” and is not operated by a CFTC-regulated commodity pool operator. Investors in the trust do not receive the regulatory protections afforded to investors in regulated commodity pools, nor may COMEX or any futures exchange enforce its rules with respect to the trust’s activities. In addition, investors in the trust does not benefit from the protections afforded to investors in silver futures contracts on regulated futures exchanges.

BUSINESS OF THE TRUST

The activities of the trust are limited to (1) issuing Baskets of iShares in exchange for the silver deposited with the custodian as consideration, (2) selling silver as necessary to cover the sponsor’s fee, trust expenses not assumed by the sponsor and other liabilities and (3) delivering silver in exchange for Baskets of iShares surrendered for redemption. The trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of silver.

Trust Objective

The objective of the trust is for the value of the iShares to reflect, at any given time, the price of silver owned by the trust at that time less the trust’s expenses and liabilities. The iShares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver. An investment in physical silver requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical silver being efficient only in amounts beyond the reach of many investors. The iShares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical silver, while at the same time having an intrinsic value that reflects, at any given time, the price of the silver owned by the trust at such time less the trust expenses and liabilities. Although the iShares are not the exact equivalent of an investment in silver, they provide investors with an alternative that allows a level of participation in the silver market through the securities market.

An investment in iShares is:

Backed by silver held by the custodian on behalf of the trust.

The iShares are backed by the assets of the trust. The trustee’s arrangements with the custodian contemplate that at the end of each business day there can be in the trust account no more than 1100 ounces of silver in an unallocated form. Accordingly, the bulk of the trust’s silver holdings is represented by physical silver, identified on the custodian’s books in allocated and unallocated accounts on behalf of the trust and held by the custodian in England and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell iShares through traditional brokerage accounts. Because the intrinsic value of each iShare is a function of the price of the silver held by the trust, the cash outlay necessary for an investment in iShares should be less than the amount required for currently existing means of investing in physical silver. iShares are eligible for margin accounts.

Listed.

The iShares are listed and traded on NYSE Arca under the symbol “SLV”.

Relatively cost efficient.

Because the expenses involved in an investment in physical silver are dispersed among all holders of iShares, an investment in iShares may represent a cost-efficient alternative to investments in silver for investors not otherwise in a position to participate directly in the market for physical silver.

Secondary Market Trading

While the objective of the trust is for the value of the iShares to reflect, at any given time, the price of silver owned by the trust at that time less the trust’s expenses and liabilities, iShares may trade at, above or below their

NAV. The NAV of iShares will fluctuate with changes in the market value of the trust’s assets. The trading prices of iShares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major silver markets and NYSE Arca. While the iShares trade on NYSE Arca until 4:00 P.M. New York time, liquidity in the market for silver may be reduced after the close of the major world silver markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on iShares may widen. However, given that Baskets of iShares can be created and redeemed in exchange for the underlying amount of silver, the sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

Valuation of Silver; Computation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the trust and determines the net asset value of the trust. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading.

The trustee values the trust’s silver on the basis of that day’s announced London Fix. If there is no announced London Fix on a business day, the trustee is authorized to use the most recently announced London Fix unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.

The LBMA fixings are an open process at which market participants can transact business on the basis of a single quoted price. Three market making members of the LBMA conduct the silver fixing meeting under the chairmanship of The Bank of Nova Scotia-ScotiaMocatta by telephone at 12:00 noon (London time) each working day. The other two members of the silver fixing are Deutsche Bank AG and HSBC Bank N.A., USA (London branch). Orders executed at the fixing are conducted as principal-to-principal transactions between the client and the dealer through whom the order is placed. Clients place orders with the dealing rooms of the fixing members, who net all the orders before communicating their interest to their representative at the fixing. The metal price is then adjusted to reflect whether there are more buyers or sellers at a given price until such time as supply and demand is seen to be balanced. Orders can be changed throughout the proceedings as the price is moved higher and lower until such time as buyers’ and sellers’ orders are satisfied and the price is said to be “fixed”.

Once the value of the silver has been determined, the trustee subtracts all accrued fees (other than the fees to be computed by reference to the value of the trust or its assets), expenses and other liabilities of the trust from the total value of the silver and all other assets of the trust. The resulting figure is the adjusted net asset value of the trust, which is used to compute all fees (including the trustee’s and the sponsor’s fees) which are calculated from the value of the trust’s assets.

To determine the net asset value of the trust, the trustee subtracts from the adjusted net asset value of the trust the amount of accrued fees computed from the value of the trust’s assets. The trustee also determines the NAV by dividing the net asset value of the trust by the number of the iShares outstanding at the time the computation is made.

Trust Expenses

The trust’s only ordinary recurring expense is expected to be the sponsor’s fee. In exchange for the sponsor’s fee the sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodian’s fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the iShares, including the applicable SEC registration fees.

The sponsor’s fee is accrued daily and paid monthly in arrears at an annualized rate equal to 0.50% of the adjusted net asset value of the trust. The trustee will, when directed by the sponsor, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times, as may be necessary to permit payment of the sponsor’s fee and of trust expenses or liabilities not assumed by the sponsor. The trustee is authorized to sell silver at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the trust’s holdings of assets other than silver. Accordingly, the amount of silver to be sold will vary from time to time depending on the level of the trust’s expenses and the market price of silver. The custodian has agreed to purchase from the trust, at the request of the trustee, silver needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the silver held by the trust on the date of the sale.

Cash held by the trustee pending payment of the trust’s expenses will not bear any interest. Each sale of silver by the trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The trust sells silver to raise the funds needed for the payment of the sponsor’s fee and all trust expenses or liabilities not assumed by the sponsor. See “The Sponsor—The Sponsor’s Fee”. The purchase price received as consideration for such sales is the trust’s sole source of funds to cover its liabilities. The trust does not engage in any activity designed to derive a profit from changes in the price of silver. Silver not needed to redeem Baskets of iShares, or to cover the sponsor’s fee and trust expenses or liabilities not assumed by the trustee, will be held in allocated form by the custodian (except for residual amounts not exceeding 1100 ounces which will be held in unallocated form by the custodian on behalf of the trust). As a result of the recurring sales of silver necessary to pay the sponsor’s fee and the trust expenses or liabilities not assumed by the sponsor, the net asset value of the trust and, correspondingly, the fractional amount of silver represented by each iShare will decrease over the life of the trust. New deposits of silver, received in exchange for additional new Baskets issued by the trust, do not reverse this trend.

The following table, prepared by the sponsor, illustrates the anticipated impact of the sales of silver discussed above on the fractional amount of silver represented by each outstanding iShare. It assumes that the only sales of silver will be those needed to pay the sponsor’s fee and that the price of silver and the number of iShares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of silver represented by each iShare.

Calculation of NAV:
	Year
	1	2	3
Hypothetical silver price per ounce	$7.00	$7.00	$7.00
Sponsor’s fee	0.50%	0.50%	0.50%
Shares of trust, beginning	100,000	100,000	100,000
Ounces of silver in trust, beginning	100,000	99,500	99,003
Beginning adjusted net asset value of the trust	$700,000	$696,500	$693,018
Ounces of silver to be sold to cover the sponsor’s fee*	500	498	495
Ounces of silver in trust, ending	99,500	99,003	98,507
Ending adjusted net asset value of the trust	$696,500	$693,018	$689,552
Ending NAV	$6.97	$6.93	$6.90

*	Sales occur daily, but the sponsor’s fee is payable monthly in arrears.

DESCRIPTION OF THE iSHARES AND THE TRUST AGREEMENT

The trust was formed on April 21, 2006 when the sponsor and The Bank of New York signed the Trust Agreement and an initial deposit of silver was made in exchange for the issuance of three Baskets. The purpose of the trust is to own silver transferred to the trust in exchange for iShares issued by the trust. The trust is governed by the Trust Agreement among the sponsor, the trustee, the registered holders and beneficial owners of iShares and all persons that deposit silver for the purpose of creating iShares. The Trust Agreement sets out the rights of depositors of silver and registered holders of iShares and the rights and obligations of the sponsor and the trustee. New York law governs the Trust Agreement, the trust and the iShares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.

Each iShare represents a fractional undivided beneficial interest in the net assets of the trust. The assets of the trust consist primarily of silver held by the custodian on behalf of the trust. However, the trust is expected to make sales of silver to pay the sponsor’s fee and to cover expenses and liabilities not assumed by the sponsor. Such sales result in the trust holding cash for brief periods of time. In addition, there may be other situations where the trust may hold cash. For example, a claim may arise against the custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of silver will be accepted (i.e., there will be no issuance of new iShares) until after the record date for the distribution of such cash or other property has passed. The trust issues iShares only in Baskets of 50,000 or integral multiples thereof. Baskets of iShares may be redeemed by the trust in exchange for the amount of silver represented by the aggregate number of iShares redeemed. The trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

Deposit of Silver; Issuance of Baskets of iShares

The trust expects to create and redeem iShares on a continuous basis but only in Baskets of 50,000 iShares. Upon the deposit of the corresponding amount of silver with the custodian, and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit silver and receive Baskets of iShares in exchange. As of the date of this prospectus, Barclays Capital Inc, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, EWT, LLC, Goldman Sachs & Co., Goldman Sachs Execution & Clearing L.P., JP Morgan Securities Inc., Merrill Lynch Professional Clearing Corp., PruGlobal Securities, LLC, Scotia Capital (USA) Inc. and UBS Securities LLC are the only Authorized Participants. The sponsor and the trustee will maintain a current list of Authorized Participants. Silver deposited with the custodian must meet the London Good Delivery Standards.

Before making a deposit, the Authorized Participant must deliver to the trustee a written purchase order indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of silver with the custodian. The trustee will acknowledge the purchase order unless it or the sponsor decides to refuse the deposit as described below under “Requirements for Trustee Actions.” The date the trustee receives that order will determine the Basket Silver Amount the Authorized Participant needs to deposit. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day will be treated as received on the next following business day. The trustee has entered into an agreement with the custodian which contains arrangements so that silver can be delivered to the custodian in England or at other locations that may be authorized in the future.

If the trustee accepts the purchase order, it will transmit to the Authorized Participant, via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed “Accepted” by the trustee and indicating the Basket Silver Amount that the Authorized Participant must deliver to the custodian in exchange for each Basket. Prior to the trustee’s acceptance as specified above, a purchase order will only represent the Authorized Participant’s unilateral offer to deposit silver in exchange for Baskets of iShares and will have no binding effect upon the trust, the trustee, the custodian or any other party.

The Basket Silver Amount necessary for the creation of a Basket changes from day to day. At the time of creation of the trust, the initial Basket Silver Amount was 500,000 ounces of silver. On each day that NYSE Arca is open for regular trading, the trustee adjusts the quantity of silver constituting the Basket Silver Amount as appropriate to reflect sales of silver, any loss of silver that may occur, and accrued expenses. The computation is made by the trustee as promptly as practicable after 4:00 p.m. (New York time). The Basket Silver Amount so determined is communicated via facsimile or electronic mail message to all Authorized Participants, and available in the sponsor’s website for the iShares. It is expected that NYSE Arca will also publicize the Basket Silver Amount determined by the trustee as indicated above.

Because the sponsor has assumed what are expected to be most of the trust’s expenses, and the sponsor’s fee accrues daily at the same rate (i.e., 1/ 365th of the net asset value of the trust multiplied by 0.50%), in the absence of any extraordinary expenses or liabilities the amount of silver by which the Basket Silver Amount decreases each day is predictable. The trustee intends to make available on each business day, through the same channels used to disseminate the actual Basket Silver Amount, an indicative Basket Silver Amount for the next business day. Authorized Participants may use that indicative Basket Silver Amount as guidance regarding the amount of silver that they may expect to have to deposit with the custodian in respect of purchase orders placed by them on such next business day and accepted by the trustee. The agreement entered with each Authorized Participant provides, however, that once a purchase order has been accepted by the trustee, the Authorized Participant will be required to deposit with the custodian the Basket Silver Amount determined by the trustee on the effective date of the purchase order.

No iShares are issued unless and until the custodian has informed the trustee that it has allocated to the trust’s account (except that any amounts of less than 1100 ounces may be held in the trust account on an unallocated basis) the corresponding amount of silver. In accordance with the procedures that the custodian has agreed to follow in connection with the creation of iShares, silver received by the custodian no later than 11:30 a.m. (London time) is required to be allocated to the trust’s account no later than 9:00 a.m. (New York time) on next day that the custodian is open for business at the place of delivery. All taxes incurred in connection with the delivery of silver to the custodian in exchange for Baskets of iShares (including any applicable value added tax) will be the sole responsibility of the Authorized Participant making such delivery.

Redemption of Baskets of iShares; Withdrawal of Silver

Authorized Participants, acting on authority of the registered holder of iShares, may surrender Baskets of iShares in exchange for the corresponding Basket Silver Amount announced by the trustee. Upon the surrender of such iShares and the payment of the trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the trustee will deliver to the order of the redeeming Authorized Participant the amount of silver corresponding to the redeemed Baskets. iShares can only be surrendered for redemption in Baskets of 50,000 iShares each.

Before surrendering Baskets of iShares for redemption, an Authorized Participant must deliver to the trustee a written request indicating the number of Baskets it intends to redeem and the location where it would like to take delivery of the silver represented by such Baskets. The date the trustee receives that order determines the Basket Silver Amount to be received in exchange. However, orders received by the trustee after 3:59 p.m. (New York time) on a business day are treated as received on the next following business day.

The custodian may make the silver available for collection at its office or at the office of a sub-custodian if the silver is being held by a sub-custodian. Silver is delivered at the locations designated by the trustee, in consultation with the custodian. All taxes incurred in connection with the delivery of silver to an Authorized Participant in exchange for Baskets of iShares (including any applicable value added tax) will be the sole responsibility of the Authorized Participant taking such delivery.

Unless otherwise agreed to by the custodian, silver is delivered to the redeeming Authorized Participants in the form of physical bars only (except that any amount of less than 1100 ounces may be transferred to an unallocated account of or as ordered by, the redeeming Authorized Participant).

Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of silver is not reasonably practicable.

Certificates Evidencing the iShares

The iShares are evidenced by certificates executed and delivered by the trustee on behalf of the trust. DTC has accepted the iShares for settlement through its book-entry settlement system. So long as the iShares are eligible for DTC settlement, there will be only one global certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own iShares only in the form of book-entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing iShares. Because iShares can only be held in the form of book-entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold iShares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the sponsor and trustee determine that there is more cash being held in the trust than is needed to pay the trust’s expenses for the next month, the trustee will distribute the extra cash to DTC.

If the trust receives any property other than silver or cash, the trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

Registered holders of iShares are entitled to receive these distributions in proportion to the number of iShares owned. Before making a distribution, the trustee may deduct any applicable withholding taxes and any fees and expenses of the trust that have not been paid. The trustee distributes only whole United States dollars and cents and is not required to round fractional cents to the nearest whole cent. The trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

iShares do not have any voting rights. However, registered holders of at least 25% of the iShares have the right to require the trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the iShares have the right to require the trustee to terminate the Trust Agreement as described below.

Fees and Expenses of the Trustee

•

Each deposit of silver for the creation of Baskets of iShares and each surrender of Baskets of iShares for the purpose of withdrawing trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the trustee of a fee of $2,000 (or such other fee as the trustee, with the prior written consent of the sponsor, may from time to time announce).

•

The trustee is entitled to reimburse itself from the assets of the trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the trust or in connection with any discretionary action the trustee may take to protect the trust or the interests of the holders.

Trust Expenses and Silver Sales

In addition to the fee payable to the sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses are paid out of the assets of the trust:

•	any expenses or liabilities of the trust that are not assumed by the sponsor;

•	any taxes and other governmental charges that may fall on the trust or its property;

•	expenses and costs of any action taken by the trustee or the sponsor to protect the trust and the rights and interests of holders of iShares; and

•	any indemnification of the sponsor as described below.

The trustee sells the trust’s silver from time to time as necessary to permit payment of the fees and expenses that the trust is required to pay. See “Business of the Trust—Trust Expenses.”

The trustee is not responsible for any depreciation or loss incurred by reason of sales of silver made in compliance with the Trust Agreement.

Payment of Taxes

The trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of iShares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Silver and the Trust Assets

See “Business of the Trust—Valuation of Silver; Computation of Net Asset Value”.

Amendment and Termination

The sponsor and the trustee may agree to amend the Trust Agreement without the consent of the holders of iShares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of iShares, it will not become effective for outstanding iShares until 30 days after the trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold iShares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The trustee will terminate the Trust Agreement if:

•	the trustee is notified that the iShares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding iShares notify the trustee that they elect to terminate the trust;

•	60 days have elapsed since the trustee notified the sponsor of the trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the trust is an investment company under the Investment Company Act of 1940, as amended, and the trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the trust, based on the closing price for the iShares, was less than $350 million on each of five consecutive trading days and the trustee receives, within six months from the last of those trading days, notice that the sponsor has decided to terminate the trust;

•	the CFTC determines that the trust is a commodity pool under the Commodity Exchange Act and the trustee has actual knowledge of that determination; or

•

the trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the trustee receives notice that the sponsor has determined that the termination of the trust is advisable.

If not terminated earlier by the trustee, the trust will terminate in 2046, on the fortieth anniversary of its creation. The trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the trustee and its agents will do the following under the Trust Agreement but nothing else: (1) collect distributions pertaining to trust property, (2) pay the trust’s expenses and sell silver as necessary to meet those expenses and (3) deliver trust property upon surrender and cancellation of iShares. Ninety days or more after termination, the trustee may sell any remaining trust property by public or private sale. After that, the trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their iShares. It will not invest the money and has no liability for interest. The trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, trust expenses and taxes and governmental charges.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations of the sponsor and the trustee. It also limits the liability of the sponsor and the trustee. The sponsor and the trustee:

•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Trust Agreement;

•	are not liable if they exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the iShares or the Trust Agreement on behalf of the holders of iShares or on behalf of any other person;

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In addition, the sponsor will be indemnified by the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part.

Requirements for Trustee Actions

Before the trustee delivers or registers a transfer of iShares, makes a distribution on iShares, or permits withdrawal of trust property, the trustee may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any iShares or trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The trustee may suspend the delivery or registration of transfers of iShares, or may refuse a particular deposit or transfer at any time when the transfer books of the trustee are closed or if the trustee or the sponsor thinks it necessary or advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of silver is not reasonably practicable.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the iShares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the iShares. Instead, a global certificate is signed by the trustee on behalf of the trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the trustee on behalf of DTC. The global certificate represents all of the iShares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of iShares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the iShares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of iShares.

Beneficial ownership of the iShares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the iShares is shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants, and the records of Indirect Participants (with respect to beneficial owners that are not DTC Participants or Indirect Participants). Beneficial owners are expected to receive from or through the DTC Participant a written confirmation relating to their purchase of the iShares.

Investors may transfer the iShares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their iShares to transfer the iShares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the iShares by giving notice to the trustee and the sponsor. Under such circumstances, the trustee and the sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for iShares to the DTC Participants having iShares credited to their accounts.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the iShares are represented by a global certificate registered in the name of DTC or its nominee, as described above, the trustee will be entitled to treat DTC as the holder of the iShares.

THE SPONSOR

The sponsor is a Delaware corporation and a subsidiary of Barclays Bank PLC. The sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor’s Role

The sponsor has arranged for the creation of the trust, the registration of the iShares for their public offering in the United States and the listing of the iShares on the NYSE Arca. The sponsor has agreed to assume the following administrative and marketing expenses incurred by the trust: the trustee’s fee, the custodian’s fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses. The sponsor also paid the costs of the trust’s organization and the initial sale of the iShares, including the applicable SEC registration fees.

The sponsor does not exercise day-to-day oversight over the trustee or the custodian. The sponsor may remove the trustee and appoint a successor trustee if the trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the trustee has not cured the breach within thirty days. The sponsor also has the right to replace the trustee during the ninety days following any merger, consolidation or conversion in which the trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the trust or on any subsequent third anniversary thereafter. The sponsor also has the right to approve any new or additional custodian that the trustee may wish to appoint.

The Sponsor’s Fee

The sponsor’s fee accrues daily and is paid monthly in arrears at an annualized rate equal to 0.50% of the adjusted net asset value of the trust.

THE TRUSTEE

The Bank of New York, a banking corporation organized under the laws of the State of New York with trust powers, serves as the trustee. The Bank of New York has a trust office at 101 Barclay Street, Floor 6E, New York, New York 10286. The Bank of New York is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from The Bank of New York by calling the following number: (212) 815-6250. A copy of the Trust Agreement is available for inspection at The Bank of New York’s trust office identified above. The Bank of New York had at least $150 million in capital and retained earnings as of December 31, 2006.

The Trustee’s Role

The trustee is responsible for the day-to-day administration of the trust. This includes (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the custodian the receipt and delivery of silver transferred to, or by, the trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value and the adjusted net asset value of the trust on each business day; and (4) selling the trust’s silver as needed to cover the trust’s expenses. In addition, the trustee will prepare the financial statements of the trust.

The trustee’s fees are paid by the sponsor.

The trustee and any of its affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE CUSTODIAN

JPMorgan Chase Bank N.A., a national banking association, acting through its London branch, serves as the custodian of the trust’s silver.

The Custodian’s Role

The custodian is responsible for safekeeping the silver deposited into the trust in connection with the creation of Baskets. The custodian is appointed by the trustee and is responsible to the trustee only. Because the holders of iShares are not parties to the custodian agreement, their claims against the custodian may be limited. The custodian has no obligation to accept any additional delivery on behalf of the trust if, after giving effect to such delivery, the total amount of the trust’s silver held by the custodian exceeds 264,550,265 troy ounces. If this limit is exceeded, the sponsor anticipates that the trustee, with the consent of the sponsor, would retain an additional custodian. While the sponsor will seek any agreement with an additional custodian to be at least as protective of the interests of the trust as the current agreement is, the actual terms and conditions of such agreement will only be negotiated at the time such additional custodian becomes necessary. The identity of such additional custodian, as well as market conditions prevailing at the time, may, among other factors, result in the need to hire an additional custodian under terms and conditions significantly different from those in the agreement with JPMorgan Chase Bank N.A., London branch. For example, the duration of the agreement with the additional custodian, its fees, the maximum amount of silver that the additional custodian will hold on behalf of the trust, the scope of the additional custodian’s liability (including with respect to silver held by subcustodians) and the additional custodian’s standard of care may not be exactly the same as in the agreement with JPMorgan Chase Bank N.A., London branch.

The custodian is responsible for conducting certain limited inspections of the silver delivered by an Authorized Participant and exercising a level of care similar to that used for its own account. However, the custodian is not responsible for conducting any chemical or other tests designed to verify that such silver meets the purity requirements referred to in the Trust Agreement.

The custodian’s fees are paid by the sponsor.

The custodian has agreed to purchase from the trust, at the request of the trustee, silver needed to cover trust expenses at a price equal to the price used by the trustee to determine the value of the silver held by the trust on the date of the sale.

The custodian and any of its subsidiaries and affiliates may from time to time purchase or sell iShares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Custody of the Trust’s Silver

The following is a description of the material provisions of the custodian agreement between the trustee and JPMorgan Chase Bank N.A., London branch, as the custodian under which the custodian will hold the silver that belongs to the trust. For additional information, see the form of custodian agreement that is filed as an exhibit to the registration statement of which this prospectus is a part. The custodian’s registered office is 125 London Wall, London, EC2Y 5AJ, England. English law governs the custodian agreement.

The custodian will receive and hold silver that is deposited for the account of the trust. The custodian will release silver from the trust’s account when instructed in writing by the trustee, and not otherwise.

The custodian may keep the trust’s silver at locations in England or with the consent of the trustee and the sponsor, in other places. The custodian may, at its own expense and risk, use subcustodians to discharge its obligations to the trust under the custodian agreement. The custodian has agreed that it will only retain subcustodians if they agree to grant to the trustee and the independent registered public accounting firm of the trust access to records and inspection rights similar to those granted by JPMorgan Chase Bank N.A., London branch, in its agreement with the trustee. The custodian will remain responsible to the trustee for any silver held by any subcustodian appointed by the custodian to the same extent as if such silver were held by the custodian itself.

When instructed by the trustee, the custodian will make silver from the trust’s account available for collection at its office or at the office of a subcustodian where the silver is being held or will deliver up to 1100 ounces of silver on an unallocated basis to any account maintained with it or, if the custodian considers it lawful and practical, to an account maintained with any other custodial institution. As a result, in connection with redemptions of shares, silver may be received on an unallocated basis in an account maintained anywhere (if the custodian considers it lawful and practical to do so), or silver may be collected at any of the physical locations where the custodian is holding the trust’s silver in England, to the extent the silver is available in any particular location.

The custodian has agreed to use reasonable care in the performance of its duties to the trust, and will only be responsible for any loss or damage suffered by the trust as a direct result of the custodian’s negligence, fraud or willful default in the performance of its duties. The custodian’s liability to the trust, if any, will be limited to the value of any silver lost, or the amount of any balance held on an unallocated basis, at the time of the custodian’s negligence, fraud or willful default.

None of the custodian, or its directors, employees, agents or affiliates will incur any liability to the trust if, by reason of any law or regulation, or of an act of God, terrorism or other circumstance beyond the custodian’s control, the custodian is prevented or forbidden from, or delayed in, performing its obligations under the custodian agreement. The custodian has agreed to indemnify the trustee for any loss or liability directly resulting from a breach of the custodian’s representations and warranties in the custodian agreement, a failure of the custodian to act in accordance with the trustee’s instructions or any physical loss, destruction or damage to the silver held for the trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the custodian for which the custodian will not be responsible to the trust. The custodian will be responsible for the trust’s silver held at subcustodians to the same extent as if that silver were in the custodian’s own vault.

The trust has agreed to indemnify the custodian for any loss incurred in connection with the custodian agreement, other than losses due to the custodian’s negligence, fraud or willful default.

The custodian may hold silver for the account of the trust on an unallocated basis. However, the custodian must take reasonable action to minimize the amount of bullion in the trust’s account that is on an unallocated basis, and the custodian must allocate silver bars to the account of the trust so that no more than 1100 ounces of silver are held for the trust’s account on an unallocated basis at the end of each business day of the custodian.

The custodian has agreed to maintain insurance in support of its custodial obligations under the custodian agreement, including covering any loss of silver. The custodian has the right to reduce, cancel or allow to expire without replacement this insurance coverage, provided that it gives prior written notice to the trustee. In the case of a cancellation or expiration without replacement, the required notice must be at least 30 days prior to the last day of coverage. The insurance is held for the benefit of the custodian, not for the benefit of the Trust or the trustee, and the trustee may not submit a claim under the insurance maintained by the custodian.

Either the trustee or the custodian may terminate the custodian agreement on 60 days’ prior notice.

The trustee has agreed to submit to the non-exclusive jurisdiction of English courts in connection with any dispute arising under the custodian agreement. This submission to jurisdiction by the trustee does not affect any right that the holders of the iShares may otherwise have to institute proceedings against the trust, the trustee or the custodian before any other court of competent jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of iShares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in iShares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders, persons holding iShares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, persons whose “functional currency” is not the United States dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold iShares as “capital assets” within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of iShares. Purchasers of iShares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in iShares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

•

A corporation or partnership (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, including the District of Columbia;

•	An estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not a U.S. Shareholder as defined above is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The sponsor and the trustee will treat the trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, although not free from doubt due to the lack of directly governing authority, the trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the trust itself will not be subject to United States federal income tax. Instead, the trust’s income and expenses will “flow through” to the Shareholders, and the trustee will report the trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the sponsor nor the trustee will request a ruling from the IRS with respect to the classification of the trust for United States federal income tax purposes. If the IRS were to assert successfully that the trust is not classified as a “grantor trust,” the trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the trust will be classified as a “grantor trust” for United States federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the trust’s income, if any, and as if they directly incurred their respective pro rata shares of the trust’s expenses. In the case of a Shareholder that purchases iShares for cash, its initial tax basis in its pro rata share of the assets held in the trust at the time it acquires its iShares will be equal to its cost of acquiring the iShares. In the case of a Shareholder that acquires its iShares as part of a creation of a Basket, the delivery of silver to the trust in exchange for the underlying silver represented by the iShares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the silver held in the trust will be the same as its tax basis and holding period for the silver delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s iShares are acquired on the same date and at the same price per iShare. Shareholders that hold multiple lots of iShares, or that are contemplating acquiring multiple lots of iShares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying silver related to such iShares.

When the trust sells silver, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the silver that was sold. A Shareholder’s tax basis for its share of any silver sold by the trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the silver held in the trust immediately prior to the sale, by a fraction the numerator of which is the amount of silver sold, and the denominator of which is the total amount of the silver held in the trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the silver remaining in the trust will be equal to its tax basis for its share of the total amount of the silver held in the trust immediately prior to the sale, less the portion of such basis allocable to its share of the silver that was sold.

Upon a Shareholder’s sale of some or all of its iShares, the Shareholder will be treated as having sold the portion of its pro rata share of the silver held in the trust at the time of the sale that is attributable to the iShares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the iShares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the silver held in the trust at the time of sale that is attributable to the iShares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s iShares in exchange for the underlying silver represented by the iShares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the silver received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the silver held in the trust immediately prior to the redemption that is attributable to the iShares redeemed. The Shareholder’s holding period with respect to the silver received should include the period during which the Shareholder held the iShares redeemed. A subsequent sale of the silver received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s iShares, the Shareholder’s tax basis for its pro rata share of the silver held in the trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the silver held in the trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the silver received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including silver, held for more than one year are taxed at a maximum rate of 28%, rather than the current 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of iShares held for more than one year, or attributable to the trust’s sale of any silver which the Shareholder is treated (through its ownership of iShares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing iShares will be treated as part of the Shareholder’s tax basis in the underlying assets of the trust. Similarly, any brokerage fee incurred by a Shareholder in selling iShares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of silver by the trust (as discussed above), even though some or all of the proceeds of such sale are used by the trustee to pay trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to phase-outs and other limitations under applicable provisions of the Code.

Investment by U.S. Tax-Exempt Shareholders

Certain U.S. Shareholders (“U.S. Tax-Exempt Shareholders”) are subject to United States federal income tax only on their “unrelated business taxable income” (“UBTI”). Unless they incur debt in order to purchase iShares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the iShares. U.S. Tax-Exempt Shareholders should consult their own independent tax advisers regarding the United States federal income tax consequences of holding iShares in light of their particular circumstances.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisors concerning (i) the likelihood that an investment in iShares, although they are a “security” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying silver for purposes of Code section 851(b), and (ii) the extent to which an investment in iShares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The sponsor has received a private letter ruling from the IRS which provides that the purchase of iShares by an IRA or a participant-directed account maintained under a plan that is tax-qualified under section 401(a) of the Code, will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, in the event any redemption of iShares results in the distribution of silver bullion to an IRA or a participant-directed account maintained under a plan that is tax-qualified under Section 401(a) of the Code, such distribution would constitute the acquisition of a collectible to the extent provided under section 408(m) of the Code. See also “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of iShares, or upon the sale of silver by the trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The trustee will file certain information returns with the IRS in connection with the trust. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of iShares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in iShares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (ERISA) and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Investments by Plans are subject to the fiduciary requirements and the applicability of prohibited transaction restrictions under ERISA.

Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law. Fiduciaries of any such plans are advised to consult with their counsel prior to an investment in iShares.

In contemplating an investment of a portion of Plan assets in iShares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan’s funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

PLAN OF DISTRIBUTION

The trust issues iShares in Baskets to Authorized Participants in exchange for deposits of silver on a continuous basis. Because new iShares can be created and issued on an ongoing basis, at any point during the life of the trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the trust, breaks the Basket down into the constituent iShares and sells the iShares to its customers; or if it chooses to couple the creation of a supply of new iShares with an active selling effort involving solicitation of secondary market demand for the iShares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

Investors that purchase iShares through a commission/fee-based brokerage account may pay commissions/ fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with iShares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The sponsor intends to qualify the iShares in states selected by the sponsor and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Because FINRA views the iShares as interests in a direct participation program, no FINRA-member, or person associated with a member, will participate in a public offering of iShares except in compliance with Rule 2810 of the NASD Conduct Rules. The Authorized Participants do not receive from the trust or the sponsor any compensation in connection with an offering of the iShares. Accordingly, there is, and will be, no payment of underwriting compensation in connection with any such offering in excess of 10% of the gross proceeds of the offering for commissions and 0.5% for due diligence.

LEGAL MATTERS

The validity of the iShares has been passed upon for the sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the sponsor, has also given an opinion regarding the material federal income tax consequences relating to the iShares.

License Agreement

Without conceding that the operation of the trust or the marketing or trading in iShares would infringe upon any intellectual property owned by The Bank of New York, the sponsor has entered into a license agreement with The Bank of New York under which The Bank of New York grants to the sponsor a perpetual, world wide, non-exclusive, non-transferable license under The Bank of New York’s patents and patent applications that cover securitized silver products solely for the purpose of establishing, operating and marketing any securitized silver financial product that is sold, sponsored or issued by the sponsor.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 filed by the sponsor with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. For further information about the trust and about the securities offered hereby, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document as so filed.

The trust files annual, quarterly and current reports and other information with the Securities and Exchange Commission (Commission File Number 001-32863). These filings contain important information which does not appear in this prospectus. For further information about the trust, you may read and copy these filings at the SEC’s Internet site (www.sec.gov) or at its public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC allows the “incorporation by reference” of information into this prospectus, which means that information may be disclosed to you by referring you to other documents filed or which will be filed with the SEC. The following documents filed or to be filed by the trust are so incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

2.	The Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished by the trust following the end of the fiscal year referred to in 1 above; and

3.	The description of the iShares contained in the registration statement on Form 8-A filed by the registrant on April 24, 2006.

In addition, all documents filed by the trust with the SEC pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

The sponsor will provide you without charge, upon your written or oral request; a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus. Please direct your written or telephone requests of Barclays Global Investors International, Inc., 400 Howard Street, San Francisco, CA 94105, Attention: Mutual Fund Administration (Tel: 1-800-474-2737). You may also obtain information about the trust by visiting its website at www.iShares.com. Information contained in the trust’s website is not part of this prospectus.

iShares Silver Trust

200,450,000 iShares

PROSPECTUS

December 30, 2008

BGI-F-SLV-0109

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the sponsor.

Item 15. Indemnification of Directors and Officers.

Section 5.6(b) of the Trust Agreement provides that the trustee shall indemnify the sponsor, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including reasonable fees and expenses of counsel) (i) caused by the negligence or bad faith of the trustee or (ii) arising out of any information furnished in writing to the sponsor by the trustee expressly for use in the registration statement, or any amendment thereto, or in a periodic report filed with the SEC relating to the iShares that is not materially altered by the sponsor.

Section 5.6(d) of the Trust Agreement provides that the sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries shall be indemnified from the trust and held harmless against any loss, liability or expense incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 16. Exhibits.

(a) Exhibits

Exhibit No.	Description
4.1	Depositary Trust Agreement*

4.2	Standard Terms for Authorized Participant Agreements*

5.1	Opinion of Clifford Chance US LLP as to legality*

8.1	Opinion of Clifford Chance US LLP as to tax matters*

10.1	Custodian Agreement*

10.2	Sublicense Agreement*

10.3	Amendment No. 1 to Custodian Agreement**

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consents of Clifford Chance US LLP are included in Exhibits 5.1 and 8.1

24.1	Powers of attorney are included on the signature page of this registration statement.

*	Filed herewith.
**	Incorporated by reference to the Exhibit to the Registration Statement on Form S-1 No. 333-137621 identified with the same Exhibit number filed on September 27, 2006.

(b) Financial Statement Schedules

Not applicable.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by

Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance or Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability proposes of the issuer and any person that is at that date an underwriter such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on December 30, 2008.

Barclays Global Investors International, Inc. sponsor of the iShares Silver Trust

By:	/s/ LEE KRANEFUSS
Lee Kranefuss
Chief Executive Officer – President

By:	/s/ MICHAEL A. LATHAM
Michael A. Latham
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Lee Kranefuss and Michael A. Latham, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 413(b), Rule 462(b) or Rule 462(e) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/S/ LEE KRANEFUSS	Director, Chief Executive Officer, President	December 30, 2008
Lee Kranefuss

/s/ MICHAEL A. LATHAM	Director, Chief Financial Officer Principal Accounting Officer	December 30, 2008
Michael A. Latham

*	The Registrant will be a trust and the persons are signing in their capacities as officers or directors of Barclays Global Investors International, Inc., the sponsor of the Registrant.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Depositary Trust Agreement*

4.2	Standard Terms for Authorized Participant Agreements*

5.1	Opinion of Clifford Chance US LLP as to tax matters*

8.1	Opinion of Clifford Chance US LLP as to legality*

10.1	Custodian Agreement*

10.2	Sublicense Agreement*

10.3	Amendment No. 1 to Custodian Agreement**

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consents of Clifford Chance US LLP are included in Exhibits 5.1 and 8.1

24.1	Powers of attorney are included on the signature page to this registration statement.

*	Filed herewith.
**	Incorporated by reference to the Exhibit to the Registration Statement on Form S-1 No. 333-137621 identified with the same Exhibit number filed on September 27, 2006.